Term. Agmt. 11/17/93
                                   EXHIBIT A


November       , 1993


Dear                   :

     Pursuant to our recent discussions, this letter sets forth the sole benefits that will be payable to you in the event of termination of your employment by Maxtor
Corporation ("Maxtor"). In exchange for the benefits described below, you agree as follows:

     1.   Benefits Upon Voluntary Termination.    In the
event that you voluntarily resign from your employment with Maxtor, or in the event that your employment terminates as a result of your death or disability, and subject to paragraph 3 below, you shall be entitled to no compensation or benefits from Maxtor other than those earned through the date of your termination or pursuant to any other agreements, including stock option agreements, between you and Maxtor.

     2.   At Will Employment Relationship.      You agree
that your employment may be terminated by Maxtor at any time, with or without cause.

     3. Benefits Upon Other Termination. In the event of the termination of your employment by Maxtor for the reasons set forth below, occurring within one year of the date of this letter agreement, you shall be entitled to the following:

        (a)   Termination for Cause.    If your employment
is terminated by Maxtor for cause as defined below, and subject to paragraph 4 below, you shall be entitled to no compensation or benefits from Maxtor other than those earned through the date of your termination or pursuant to any other agreements, including stock option agreements, between you and Maxtor.

              For purposes of this Agreement, a termination
"for cause" occurs if you are terminated for any of the following reasons:

              (i)   theft, dishonesty, or falsification of
any employment or company records;

             (ii)   improper disclosure of Maxtor
confidential or proprietary information;

            (iii)   any intentional action by you (not
required by law or in the normal performance of your duties) which has a significant detrimental effect on Maxtor's reputation or business, for example, making an intentional misrepresentation to securities analysts; or

             (iv)   willful refusal to perform your duties
after due notice and warning and opportunity to cure.

        (b)   Termination for Other Than Cause.    If your
employment is terminated by Maxtor or any reason other than cause, you shall receive, provided you have executed a release of liability in favor of the company in a form acceptable to the company, a lump sum payment equal to the total of salary payments at the higher of your present or your then current base salary rate, less applicable withholding which you would have received over the nine-month period following termination, not including any MIP bonus. In addition, you shall be entitled to reimbursement of any COBRA insurance premiums during a nine-month period following termination. Following such benefits reimbursement period, you shall be entitled to elect continued insurance coverage in accordance with federal law. You shall also immediately become fully vested as to any unvested stock which is subject to options which you have received from Maxtor as of the date of this letter, subject to exercise within a six-month time period after termination notwithstanding any other exercise time limit set forth in your stock option agreements. For purposes of this agreement, a change in the working location of your position of greater than 25 miles or a diminution in your responsibilities, title or reporting relationship, or material change in your duties, shall be deemed a termination without cause.

     4.   Maxtor's Severance Policies.    Nothing contained
in this Agreement shall be deemed to limit your rights under any Maxtor severance policy in the case of termination other than pursuant to Paragraph 3(b) or occurring more than one year from the date of this letter agreement.

     5.   Exclusive Remedy.    Subject to paragraph 4 above,
we agree that the payments and/or benefits described in paragraph 3 shall be your sole and exclusive remedy in the event that Maxtor terminates your employment, and you shall be entitled to no further compensation for any damage or injury arising out of the termination of your employment by Maxtor. Provided, however, that nothing contained in this Agreement shall limit your right to be indemnified by Maxtor for your actions as its officer, employee or director, whether such right arises by operation of law, by act of its Board of Directors, by any agreement between you and Maxtor, or under any policies of insurance maintained by Maxtor for such purposes.

     6.   Proprietary Rights Agreement.    You agree that
the terms and conditions of Maxtor's standard confidentiality and/or proprietary rights agreements shall continue to be observed by you after any termination of employment.

     7.   Dispute Resolution.    In the event of any dispute
or claim relating to or arising out of our employment relationship or this Agreement, we agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara County, California; provided, however, that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of Maxtor's trade secrets or proprietary information.

     8.   Attorneys' Fees.    The prevailing party shall be
entitled to recover from the losing party its attorneys' fees and costs incurred in any action brought to enforce any right arising out of this Agreement.

     9.   Interpretation.    We agree that this Agreement
shall be interpreted in accordance with and governed by the laws of the State of California.

    10.   Successors and Assigns.    This Agreement shall
inure to the benefit of and be binding upon Maxtor and its successors and assigns. In view of the personal nature of the services to be performed under this Agreement by you, you shall not have the right to assign or transfer any of your rights, obligations or benefits under this Agreement, except as otherwise noted herein.

    11.   Entire Agreement.    This Agreement constitutes
the entire agreement between you and Maxtor regarding termination of your employment with Maxtor, with the exception of any stock option agreements and confidentiality and/or proprietary rights agreements. This Agreement supersedes all prior negotiations, representations or agreements between you and Maxtor, whether written or oral, concerning termination of your employment with Maxtor.

    12.   No Representations.    You acknowledge that you
are not relying, and have not relied, on any promise, representation or statement made by or on behalf of Maxtor which is not set forth in this Agreement.

    13.   Modification.    This Agreement may only be
modified or amended by a supplemental written agreement signed by you and Maxtor.


MAXTOR CORPORATION           EMPLOYEE

By